EXHIBIT 23.3

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-106606) and related Prospectus of MFA Mortgage Investments, Inc. for the registration of $306,278,750 in shares of its common stock and to the incorporation by reference therein of our report dated February 4, 2004, with respect to the consolidated financial statements of MFA Mortgage Investments, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, L.L.P.

New York, New York
July 20, 2004